Pricing Supplement To product supplement BK dated January 20, 2012, prospectus supplement dated September 29, 2009 and prospectus dated September 29, 2009	Pricing Supplement No. 1618BK Registration Statement No. 333-162195 Dated September 21, 2012; Rule 424(b)(2)
Deutsche Bank AG
Structured Investments	Deutsche Bank AG, London Branch $3,813,000 Phoenix Autocallable Securities Linked to the Performance of Brent Crude Futures Contracts due October 2, 2013
General
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The Phoenix Autocallable Securities (the “securities”) are linked to the performance of the nearby month’s brent crude futures contract (the “Reference Underlying”) and may pay a Contingent Coupon on a quarterly basis at a rate of 15.00% per annum. The Issuer will pay you a quarterly Contingent Coupon plus any previously unpaid Contingent Coupon on a Coupon Payment Date only if the Closing Price of the Reference Underlying on the applicable Observation Date is equal to or greater than the Coupon Barrier, which is equal to 80.00% of the Initial Price.

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The securities will be automatically called if the Closing Price of the Reference Underlying on any Observation Date is equal to or greater than the Initial Price. The securities will cease to be outstanding following an Automatic Call and no Contingent Coupon will be payable following the Call Settlement Date. If the securities are automatically called, you will receive on the applicable Call Settlement Date your initial investment plus the Contingent Coupon otherwise due on such date and any previously unpaid Contingent Coupon. However, investors should be willing to lose a significant portion or all of their initial investment if the securities are not automatically called and the Final Price is less than the Threshold Price, which is equal to 80.00% of the Initial Price.  Any payment on the securities, including the Contingent Coupon payments and payment upon an Automatic Call or at maturity, are subject to the credit of the Issuer.

•	Minimum purchase of $10,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.
•	Senior unsecured obligations of Deutsche Bank AG maturing October 2, 2013††.
•	The securities priced on September 21, 2012 (the “Trade Date”) and are expected to settle on September 26, 2012 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Reference Underlying:	The nearby month’s brent crude futures contract traded on the IntercontinentalExchange (“ICE”) (Bloomberg: CO1 <Comdty>)
Contingent Coupon:
•  If the Closing Price of the Reference Underlying on any Observation Date is equal to or greater than the Coupon Barrier, Deutsche Bank AG will pay you the Contingent Coupon applicable to such Observation Date plus any previously unpaid Contingent Coupon from any previous Observation Date on the related Coupon Payment Date.
•  If the Closing Price of the Reference Underlying on any Observation Date is less than the Coupon Barrier, the Contingent Coupon applicable to such Observation Date will not be payable and Deutsche Bank AG will not make any payment to you on the related Coupon Payment Date.

The Contingent Coupon will be a fixed amount based upon equal quarterly installments accrued at the Coupon Rate of 15.00% per annum. If the Contingent Coupon is not paid on any Coupon Payment Date because the Closing Price of the Reference Underlying on the related Observation Date is less than the Coupon Barrier, such unpaid Contingent Coupon will be paid on a later Coupon Payment Date if the Closing Price of the Reference Underlying on the later Observation Date is equal to or greater than the Coupon Barrier. You will not receive such unpaid Contingent Coupon if the Closing Price of the Reference Underlying on each subsequent Observation Date is less than the Coupon Barrier. If the Closing Price of the Reference Underlying on each Observation Date is less than the Coupon Barrier,  you will not receive any Contingent Coupon for the entire term of the securities.

Coupon Barrier:	$89.136, equal to 80.00% of the Initial Price
Coupon Payment Dates:
The third business day following the applicable Observation Date, subject to acceleration as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates – Commodity Hedging Disruption Events for Commodity Based Reference Underlyings” in the accompanying product supplement. For the final Observation Date, the Coupon Payment Date will be the Maturity Date.

Coupon Rate:	The Coupon Rate is 15.00% per annum. The table below sets forth each Observation Date, expected Coupon Payment Date and Contingent Coupon applicable to such Observation Date.
	Observation Date†	Expected Coupon Payment Date	Contingent Coupon (per $1,000 Face Amount)
	December 21, 2012	December 28, 2012	$37.50
	March 21, 2013	March 26, 2013	$37.50
	June 21, 2013	June 26, 2013	$37.50
	September 27, 2013 (Final Valuation Date)	October 2, 2013 (Maturity Date)	$37.50
Automatic Call:
The securities will be automatically called if the Closing Price of the Reference Underlying on any Observation Date is equal to or greater than the Initial Price. If the securities are automatically called, you will be entitled to receive a cash payment per security on the related Call Settlement Date equal to $1,000 plus any Contingent Coupon otherwise due on such date and any previously unpaid Contingent Coupon from any previous Observation Date. No Contingent Coupon will be payable following the Call Settlement Date.

Call Settlement Date:	The third business day following the applicable Observation Date. For the final Observation Date, the Call Settlement Date will be the Maturity Date.
(Key Terms continued on next page)
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 7 of the accompanying product supplement and “Selected Risk Considerations” beginning on page 7 of this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, the prospectus supplement and the prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public	Fees(1)	Proceeds to Issuer
Per Security	$1,000.00	$10.00	$990.00
Total	$3,813,000.00	$38,130.00	$3,774,870.00
(1)  Please see “Supplemental Plan of Distribution” in this pricing supplement for information about fees.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$3,813,000.00	$436.97

JPMorgan
Placement Agent
September 21, 2012

(Key Terms continued from previous page)

Payment at Maturity:	If the securities are not automatically called, the payment you will receive at maturity will depend on the performance of the Reference Underlying.
•	If the Final Price is equal to or greater than the Threshold Price, you will receive a cash payment per security on the Maturity Date equal to the Face Amount plus any Contingent Coupon otherwise due on such date and any unpaid Contingent Coupon from any previous Observation Date.
•	If the Final Price is less than the Threshold Price, you will receive a cash payment per security equal to the Face Amount plus the product of the Face Amount and the negative Reference Underlying Return.

Under these circumstances, the Reference Underlying Return will  be negative and you will lose 1.00% of the Face Amount for every 1.00% the Final Price is less than the Initial Price. Accordingly, you will lose a significant portion or all of your initial investment.

Any Payment at Maturity is subject to the credit of the Issuer.
Reference Underlying Return:	The Reference Underlying Return will be calculated as follows:
Final Price – Initial Price Initial Price
Threshold Price:	$89.136, equal to 80.00% of the Initial Price
Initial Price:	$111.42, equal to the Closing Price of the Reference Underlying on the Trade Date, determined by reference to the November 2012 brent crude futures contract.
Final Price:	The Closing Price of the Reference Underlying on the Final Valuation Date, determined by reference to the November 2013 brent crude futures contract.
Closing Price:
On any scheduled trading day, the official settlement price per barrel of Brent Blend Crude Oil on ICE of the futures contract set to expire in the applicable nearby month, stated in U.S. dollars, as made public by ICE (Bloomberg: CO1 <Comdty>).

Trade Date:	September 21, 2012
Settlement Date:	September 26, 2012
Final Valuation Date†:	September 27, 2013
Maturity Date††:	October 2, 2013
Listing:	The securities will not be listed on any securities exchange.
CUSIP/ISIN	2515A1NV9 / US2515A1NV98
† Subject to postponement as described under “Description of Securities—Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
†† Subject to postponement as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” and acceleration as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates – Commodity Hedging Disruption Events for Commodity Based Reference Underlyings” in the accompanying product supplement.

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

You should read this pricing supplement together with product supplement BK dated January 20, 2012, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these securities are a part and the prospectus dated September 29, 2009. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Product supplement BK dated January 20, 2012:
http://sec.gov/Archives/edgar/data/1159508/000119312512018707/d286430d424b21.pdf

Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

All references to “Initial Price,” “Final Price,” “Closing Price” and “Threshold Price” in this pricing supplement shall be deemed to refer to “Initial Level,” “Final Level,” “Closing Level” and “Threshold Level,” respectively, as used in the accompanying product supplement.

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Hypothetical Examples of Amounts Payable on the Securities
The tables and hypothetical examples set forth below are for illustrative purposes only.  The actual returns applicable to a purchaser of the securities will be determined on an Observation Date or on the Final Valuation Date, as applicable. The following results are based solely on the hypothetical example cited below. You should consider carefully whether the securities are suitable to your investment goals.

If the securities are called:
The following table illustrates the hypothetical payments on the securities (excluding any Contingent Coupon payment) upon an Automatic Call on each Observation Date.
Observation Date	Expected Call Settlement Date	Payment upon an Automatic Call (per $1,000 Face Amount)
December 21, 2012	December 28, 2012	$1,000.00
March 21, 2013	March 26, 2013	$1,000.00
June 21, 2013	June 26, 2013	$1,000.00
September 27, 2013 (Final Valuation Date)	October 2, 2013 (Maturity Date)	$1,000.00
If the securities are called on an Observation Date, the investor will receive a cash payment per security on the related Call Settlement Date equal to $1,000 plus any Contingent Coupon otherwise due on such date and any unpaid Contingent Coupon from any previous Observation Date. No Contingent Coupon will be payable following the Call Settlement Date.

If the securities are not called:
The table below illustrates the hypothetical Payments at Maturity per $1,000 Face Amount for a hypothetical range of performance if the securities are not subject to an Automatic Call. The hypothetical Payments at Maturity set forth below reflect the Coupon Rate of 15.00% per annum, the Initial Price of $111.42, the Coupon Barrier of $89.136 and the Threshold Price of $89.136 for the Reference Underlying. The following results are based solely on the hypothetical example cited. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.
Final Price of the Reference Underlying	Return of the Reference Underlying (%)	Payment at Maturity (excluding Contingent Coupon payments) ($)	Return on the Securities at Maturity (%)
$222.84	100.00%	N/A	N/A
$211.70	90.00%	N/A	N/A
$200.56	80.00%	N/A	N/A
$189.41	70.00%	N/A	N/A
$178.27	60.00%	N/A	N/A
$167.13	50.00%	N/A	N/A
$155.99	40.00%	N/A	N/A
$144.85	30.00%	N/A	N/A
$133.70	20.00%	N/A	N/A
$122.56	10.00%	N/A	N/A
$111.42	0.00%	N/A	N/A
$105.85	-5.00%	$1,000.00	0.00%
$100.28	-10.00%	$1,000.00	0.00%
$94.71	-15.00%	$1,000.00	0.00%
$89.136	-20.00%	$1,000.00	0.00%
$83.57	-25.00%	$750.00	-25.00%
$77.99	-30.00%	$700.00	-30.00%
$66.85	-40.00%	$600.00	-40.00%
$55.71	-50.00%	$500.00	-50.00%
$44.57	-60.00%	$400.00	-60.00%
$33.43	-70.00%	$300.00	-70.00%
$22.28	-80.00%	$200.00	-80.00%
$11.14	-90.00%	$100.00	-90.00%
$0.00	-100.00%	$0.00	-100.00%
N/A: Not applicable because the securities will be automatically called if the Final Price is equal to or greater than the Initial Price.

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the returns set forth in the tables above are calculated.

Example 1: The price of the Reference Underlying increases 10.00% from the Initial Price of $111.42 to a Closing Price of $122.56 on the first Observation Date. Because the Closing Price of the Reference Underlying on the first Observation Date is greater than the Initial Price of $111.42, the securities are automatically called on the first Observation Date, and the investor will receive on the related Call Settlement Date a cash payment of $1,000.00 per $1,000.00 Face Amount of securities (excluding any Contingent Coupon).

Because the Closing Price of the Reference Underlying on the first Observation Date is greater than the Coupon Barrier, the investor will receive the applicable Contingent Coupon payment on the first Coupon Payment Date. As a result, the investor will receive a total of $1,037.50 per $1,000.00 Face Amount of securities, resulting in a total return of 3.75% over the term of the securities.

Example 2: The price of the Reference Underlying changes from the Initial Price of $111.42 to a Closing Price of $100.28 on the first Observation Date, $83.57 on the second Observation Date and $122.56 on the third Observation Date. Because the Closing Price of the Reference Underlying on the third Observation Date is greater than the Initial Price, the securities are automatically called on the third Observation Date, and the investor will receive on the related Call Settlement Date a cash payment of $1,000.00 per $1,000.00 Face Amount of securities (excluding any Contingent Coupon).

Because the Closing Prices of the Reference Underlying on the first and third Observation Dates are greater than the Coupon Barrier and the Closing Price of the Reference Underlying on the second Observation Date is less than the Coupon Barrier, the investor will receive the applicable Contingent Coupon payment on the first and third Coupon Payment Date, but not on the second Coupon Payment Date. However, because the Closing Price of the Reference Underlying on the third Observation Dates is greater than the Coupon Barrier, the Contingent Coupon not paid on the second Coupon Payment Date will be paid on the third Coupon Payment Date.  As a result, the investor will receive a total of $1,112.50 per $1,000.00 Face Amount of securities, resulting in a total return of 11.25% over the term of the securities.

Example 3: The price of the Reference Underlying changes from the Initial Price of $111.42 to a Closing Price of $100.28 on the first Observation Date, $83.57 on the second Observation Date, $94.71 on the third Observation Date and $122.56 on the Final Valuation Date. Because the Closing Price of the Reference Underlying on the Final Valuation Date is greater than the Initial Price, the securities are automatically called on the Final Valuation Date, and the investor will receive on the Maturity Date a cash payment of $1,000.00 per $1,000.00 Face Amount of securities (excluding any Contingent Coupon).

Because the Closing Prices of the Reference Underlying on the first, third and fourth Observation Dates are greater than the Coupon Barrier and the Closing Price of the Reference Underlying on the second Observation Date is less than the Coupon Barrier, the investor will receive the applicable Contingent Coupon payment on the first and third Coupon Payment Date and the Maturity Date, but not on the second Coupon Payment Date. However, because the Closing Price of the Reference Underlying on the third Observation Dates is greater than the Coupon Barrier, the Contingent Coupon not paid on the second Coupon Payment Date will be paid on the third Coupon Payment Date. As a result, the investor will receive a total of $1,150.00 per $1,000.00 Face Amount of securities, resulting in a total return of 15.00% over the term of the securities.

Example 4: The price of the Reference Underlying changes from the Initial Price of $111.42 to a Closing Price of $77.99 on the first Observation Date, $83.57 on the second Observation Date, $100.28 on the third Observation Date and $105.85 on the Final Valuation Date. Because the Closing Price of the Reference Underlying on the Final Valuation Date is less than the Initial Price but greater than the Threshold Price, the securities are not automatically called on the Final Valuation Date, and the investor will receive on the Maturity Date a cash payment of $1,000.00 per $1,000.00 Face Amount of securities (excluding any Contingent Coupon).

Because the Closing Prices of the Reference Underlying on the third and fourth Observation Dates are equal to or greater than the Coupon Barrier and the Closing Prices of the Reference Underlying on the first and second Observation Dates are less than the Coupon Barrier, the investor will receive the applicable Contingent Coupon payment on the third Coupon Payment Date and the Maturity Date, but not on the first and second Coupon Payment Dates. However, because the Closing Price of the Reference Underlying on the third Observation Date is greater than the Coupon Barrier, the Contingent Coupon not paid on the first and second Coupon Payment Dates will be paid on the third Coupon Payment Date. As a result, the investor will receive a total of $1,150.00 per $1,000.00 Face Amount of securities, resulting in a total return of 15.00% over the term of the securities.

Example 5: The price of the Reference Underlying changes from the Initial Price of $111.42 to a Closing Price of $83.57 on the first Observation Date, $77.99 on the second Observation Date, $66.85 on the third Observation Date and $44.57 on the Final Valuation Date. Because the Closing Price of the Reference Underlying on the Final Valuation Date is less than the Initial Price and the Threshold Price, the securities are not automatically called on the Final Valuation Date, and the investor will receive on the Maturity Date a cash payment of $400.00 per $1,000.00 Face Amount of securities (excluding any Contingent Coupon), calculated as follows:

$1,000.00 + ($1,000 x -60.00%) = $400.00

Because the Closing Price of the Reference Underlying on each Observation Date is less than the Coupon Barrier, the investor will not receive any Contingent Coupon over the entire term of the securities. As a result, the investor will receive only $400.00 per $1,000.00 Face Amount of securities, resulting in a loss of 60.00% on the securities.

Selected Purchase Considerations

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THE SECURITIES MAY OFFER A HIGHER, THOUGH CONTINGENT, COUPON THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US OR AN ISSUER WITH A COMPARABLE CREDIT RATING — The securities will pay Contingent Coupons that accrue at a rate of 15.00% per annum only if the Closing Price of the Reference Underlying is equal to or greater than the Coupon Barrier on the relevant Observation Date. This rate may be higher than the yield received on debt securities of comparable maturity issued by us or an issuer with a comparable credit rating, but is subject to the risk of the Reference Underlying declining below the Coupon Barrier on each of the Observation Dates and the resulting forfeiture of the Contingent Coupon for the entire term of the securities. Because the securities are our senior unsecured obligations, any Contingent Coupon payment or any payment upon an Automatic Call or at maturity is subject to the credit of the Issuer.

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POTENTIAL EARLY EXIT AS A RESULT OF AUTOMATIC CALL FEATURE — While the original term of the securities is 12 months, the securities will be called before maturity if the Closing Price of the Reference Underlying on any Observation Date is equal to or greater than the Initial Price, and you will be entitled to receive a cash payment of $1,000 per $1,000 Face Amount of securities on the Call Settlement Date.  No Contingent Coupon will be payable following the Call Settlement Date.

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CONTINGENT COUPON PAYMENTS — Unless previously automatically called, Contingent Coupon payments, if any, will be made on the securities in arrears on the relevant Coupon Payment Dates, unless the Closing Price of the Reference Underlying on the relevant Observation Date is less than the Coupon Barrier. If the Contingent Coupon is not paid on any Coupon Payment Date because the Closing Price of the Reference Underlying on the related Observation Date is less than the Coupon Barrier, such unpaid Contingent Coupon will be paid on a later Coupon Payment Date if the Closing Price of the Reference Underlying on the later Observation Date is equal to or greater than the Coupon Barrier. You will not receive such unpaid Contingent Coupon if the Closing Price of the Reference Underlying on each subsequent Observation Date is less than the Coupon Barrier. If the Closing Price of the Reference Underlying on each Observation Date is less than the Coupon Barrier,  you will not receive any Contingent Coupon for the entire term of the securities.

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A COMMODITY HEDGING DISRUPTION EVENT MAY RESULT IN ACCELERATION OF THE SECURITIES – If a Commodity Hedging Disruption Event (as defined under “Description of Securities – Commodity Hedging Disruption Events for Commodity Based Reference Underlyings” in the accompanying product supplement) occurs, we will have the right, but not the obligation, to accelerate the payment on the securities. The amount due and payable per $1,000 Face Amount of securities upon such early acceleration will be determined by the calculation agent in good faith and in a commercially reasonable manner on the date on which we deliver notice of such acceleration and will be payable on the fifth business day following the day on which the calculation agent delivers notice of such acceleration. Please see the risk factor entitled “Commodity Futures Contracts are Subject to Uncertain Legal and Regulatory Regimes, Which May Result in a Hedging Disruption Event and a Loss on Your Investment” in this pricing supplement for more information.

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TAX CONSEQUENCES — Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the securities.  In determining our responsibilities for information reporting and withholding, if any, we intend to treat the securities as prepaid financial contracts that are not debt, with associated contingent coupons that constitute ordinary income and that, when paid to a non-U.S. holder, are generally subject to 30% (or lower treaty rate) withholding.  Our special tax counsel, Davis Polk & Wardwell LLP, has advised that while it believes this treatment to be reasonable, it is unable to conclude that it is more likely than not that this treatment will be upheld, and that other reasonable treatments are possible that could materially affect the timing and character of income or loss on your securities.  If this treatment is respected, you generally should recognize capital gain or loss on the disposition of your securities, although the treatment of sales proceeds attributable to the next succeeding coupon prior to the time it has become fixed is unclear.

In 2007, Treasury and the Internal Revenue Service (the “IRS”) released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Reference Underlying. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — If the securities are not automatically called, you will receive your initial investment at maturity so long as the Closing Price of the Reference Underlying on the Final Valuation Date is greater than or equal to the Threshold Price. However, if the Closing Price of the Reference Underlying on the Final Valuation Date is less than the Threshold Price, you will lose 1.00% of the Face Amount for every 1.00% the Final Price of the Reference Underlying is below the Initial Price. Accordingly, under these circumstances, you will lose a significant portion or all of your initial investment in the securities.

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YOUR RETURN ON THE SECURITIES IS LIMITED TO THE FACE AMOUNT PLUS COUPONS REGARDLESS OF ANY APPRECIATION IN THE REFERENCE UNDERLYING — The securities will not pay more than the Face Amount, plus any accrued and unpaid Contingent Coupon, at maturity or upon an Automatic Call. You will not participate in the appreciation of the Reference Underlying even if the Final Price of the Reference Underlying is greater than or equal to the Initial Price. The maximum payment upon an Automatic Call or Payment at Maturity will be $1,000 per Face Amount (excluding Contingent Coupon payments), regardless of any appreciation of the Reference Underlying, which may be significant.

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YOU MAY NOT RECEIVE ANY CONTINGENT COUPON ON THE SECURITIES — If the Closing Price of the Reference Underlying on an Observation Date is less than the Coupon Barrier, you will not receive any Contingent Coupon otherwise due or any previously unpaid Contingent Coupon on the related Coupon Payment Date. If the Contingent Coupon is not paid on any Coupon Payment Date because the Closing Price of the Reference Underlying on the related Observation Date is less than the Coupon Barrier, you will not receive such unpaid Contingent Coupon if the Closing Price of the Reference Underlying on each subsequent Observation Date is less than the Coupon Barrier. If the Closing Price of the Reference Underlying on each Observation Date is less than the Coupon Barrier,  you will not receive any Contingent Coupon for the entire term of the securities.

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REINVESTMENT RISK — If your securities are called early, the term of the securities may be reduced to as short as three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to the Maturity Date.

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THE SECURITIES ARE SUBJECT TO OUR CREDITWORTHINESS —  The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any Contingent Coupon payment, payment upon an Automatic Call or Payment at Maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations you might not receive the Contingent Coupon payments, payment upon an Automatic Call or Payment at Maturity owed to you under the terms of the securities.

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COMMODITY FUTURES CONTRACTS ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES, WHICH MAY RESULT IN A HEDGING DISRUPTION EVENT AND A LOSS ON YOUR INVESTMENT — Commodity futures contracts such as the Reference Underlying are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the securities and affect the value of the Reference Underlying. The effect on the value of the securities of any future regulatory change, including but not limited to changes resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act, which was enacted on July 21, 2010, is impossible to predict, but could be substantial and adverse to your interest. For example, we may become subject to position limits on certain commodities (such as energy commodities) and the manner in which current exemptions for bona fide hedging transactions or positions are implemented. Such restrictions may cause us or our affiliates to be unable to effect transactions necessary to hedge our obligations under the securities, in which case we may, in our sole and absolute discretion, accelerate the payment on the securities early and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent. If the payment on the securities is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment. Please see “Description of Securities — Adjustments to Valuation Dates and Payment Dates — Commodity Hedging Disruption Events for Commodity Based Reference Underlyings” in the accompanying product supplement.

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SINGLE COMMODITY PRICES TEND TO BE MORE VOLATILE AND MAY NOT CORRELATE WITH THE PRICES OF COMMODITIES GENERALLY — The Contingent Coupon payments and the Payment at Maturity or payment upon an Automatic Call on the securities are linked exclusively to the price of brent crude futures contracts and not to a diverse basket of commodities or a broad-based commodity index. The price of brent crude futures contracts may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. Because the securities are linked to the futures contract of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of futures contracts of multiple commodities or a broad-based commodity index.

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THE SECURITIES OFFER EXPOSURE TO FUTURES CONTRACTS AND NOT DIRECT EXPOSURE TO PHYSICAL COMMODITIES — The securities offer investors exposure to the price of ICE-traded brent crude futures contracts and not to the price of brent crude oil. The price of a commodity futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movement of a futures contract is typically correlated with the movements of the spot price of the reference commodity, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the securities may underperform a similar investment that reflects the return on the physical commodity.

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INVESTING IN THE SECURITIES IS NOT THE SAME AS INVESTING IN THE REFERENCE UNDERLYING OR OTHER RELATED CONTRACTS — The Contingent Coupon payments and the Payment at Maturity or payment upon an Automatic Call on the securities are based on the Closing Price of the Reference Underlying on the Observation Dates. The return on your securities may not reflect the return you would realize if you directly invested in the Reference Underlying, or any exchange-traded or over-the-counter instruments based on the Reference Underlying. You will not have any rights that holders of such commodity or instruments have.

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PRICES OF COMMODITIES AND COMMODITY FUTURES CONTRACTS ARE HIGHLY VOLATILE AND MAY CHANGE UNPREDICTABLY — Commodity prices are highly volatile and, in many sectors, have experienced unprecedented historical volatility in the past few years. Commodity prices are affected by numerous factors including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; monetary and other governmental policies, action and inaction; macroeconomic or geopolitical and military events, including political instability in some oil-producing countries or other countries in which the production of particular commodities may be concentrated; and natural or nuclear disasters. Those events tend to affect commodities prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause commodities prices to fluctuate. These factors may have a greater impact on commodities prices and commodity futures contracts than on more conventional securities and may adversely affect the performance of the Reference Underlying and, as a result, the market value of the securities, and any payments you may receive in respect of the securities. It is possible that lower prices or increased volatility of commodities will adversely affect the performance of Reference Underlying and, as a result, the market value of the securities.

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CHANGES IN SUPPLY AND DEMAND IN THE MARKET FOR BRENT CRUDE FUTURES CONTRACTS MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — The securities are linked to the performance of futures contracts on an underlying physical commodity, brent crude oil. Futures contracts are legally binding agreements for the buying or selling of a certain commodity at a fixed price for physical settlement on a future date. Commodity futures contract prices are subject to similar types of pricing volatility patterns as may affect the specific commodities underlying the futures contracts, as well as additional trading volatility factors that may impact futures markets generally. Moreover, changes in the supply and demand for commodities, and futures contracts for the purchase and delivery of particular commodities, may lead to differentiated pricing patterns in the market for futures contracts over time. For example, a futures contract scheduled to expire in a nearby month may experience more severe pricing pressure or greater price volatility than the corresponding futures contract scheduled to expire in a later month. Because the Initial Price and the Closing Price on each Observation Date will be determined by reference to the applicable nearby month's futures contract specified herein, the value of the securities may be less than would otherwise be the case if the Initial Price and the Closing Price on each Observation Date would be determined by reference to the corresponding futures contract scheduled to expire in a more favorable month for pricing purposes.

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SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN COMMODITIES AND RELATED FUTURES MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the price of the Reference Underlying and, therefore, the value of the securities.

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THE SECURITIES MAY BE SUBJECT TO CERTAIN RISKS SPECIFIC TO BRENT CRUDE OIL AS A COMMODITY — Brent crude oil is an energy-related commodity. Consequently, in addition to factors affecting commodities generally, the securities may be subject to a number of additional factors specific to energy-related commodities that might cause price volatility. These may include:

•	changes in the level of industrial and commercial activity with high levels of energy demand;

•	disruptions in the supply chain or in the production or supply of other energy sources;

•	price changes in alternative sources of energy;

•	adjustments to inventory;

•	variations in production and shipping costs;

•	costs associated with regulatory compliance, including environmental regulations; and

•	changes in industrial, government and consumer demand, both in individual consuming nations and internationally.

These factors interrelate in complex ways, and the effect of one factor on the price of the Reference Underlying, and the market value of the securities linked to the Reference Underlying, may offset or enhance the effect of another factor.

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FUTURES CONTRACTS ON BRENT CRUDE OIL ARE THE BENCHMARK CRUDE OIL CONTRACTS IN EUROPEAN AND ASIAN MARKETS —Because futures contracts on brent crude oil are the benchmark crude oil contracts in European and Asian markets, the Reference Underlying will be affected by economic conditions in Europe and Asia. A decline in economic activity in Europe or Asia could result in decreased demand for crude oil and for futures contracts on crude oil, which could adversely affect the value of the Reference Underlying and, therefore, the securities.

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THERE ARE CERTAIN RISKS RELATING TO THE PRICE OF THE REFERENCE UNDERLYING, AS DETERMINED BY REFERENCE TO THE OFFICIAL SETTLEMENT PRICE OF THE REFERENCE UNDERLYING AS DETERMINED BY ICE — The Reference Underlying is traded on ICE. The price of the Reference Underlying will be determined by reference to the official settlement price per barrel of Brent Blend Crude Oil on ICE of the nearby month’s futures contract, stated in U.S. dollars, as made public by ICE. Investments in securities linked to the value of commodity futures contracts that are traded on non-U.S. exchanges, such as ICE, involve risks associated with the markets in those countries, including risks of volatility in those markets and governmental intervention in those markets.

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A DECISION BY ICE TO INCREASE MARGIN REQUIREMENTS FOR BRENT CRUDE FUTURES CONTRACTS MAY AFFECT THE PRICE OF THE REFERENCE UNDERLYING — If ICE increases the amount of collateral required to be posted to hold positions in the Reference Underlying (i.e. the margin requirements), market participants who are unwilling or unable to post additional collateral may liquidate their positions, which may cause the price of the Reference Underlying to decline significantly.

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PAST PERFORMANCE OF THE REFERENCE UNDERLYING IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Reference Underlying may bear little relation to the historical prices of the Reference Underlying, and may bear little relation to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Reference Underlying or whether the performance of the Reference Underlying will result in any return of your investment.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the Contingent Coupon payments and Payment at Maturity or payment upon an Automatic Call described in this pricing supplement are based on the full Face Amount of your securities, the Issue Price of the securities includes the commissions, discounts and fees, if any, and the expected cost of hedging our obligations under the securities through one or more of our affiliates. The hedging costs also include the projected profit that the Issuer or its affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the Issue Price of the securities includes these commissions and hedging costs may adversely affect the price at which the Issuer or its affiliates may be willing to purchase the securities in the secondary market, if any. In addition, the hedging activity of the Issuer or its affiliates may result in the Issuer or its affiliates receiving a profit from hedging, even if the value of the securities declines.

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LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank AG (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES — While we expect that, generally, the price of the Reference Underlying will affect the value of the securities more than any other single factor, the value of the securities will also be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

•	whether the Closing Price of the Reference Underlying on any Observation Date is less than the Coupon Barrier;

•	the expected volatility of the price of brent crude, and of the prices of exchange-traded futures contracts for the purchase or delivery of brent crude;

•	supply and demand trends for brent crude, and for exchange-traded futures contracts for the purchase and delivery of brent crude;

•	the time remaining to maturity of the securities;

•	interest rates and yields in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE COMMODITIES AND COMMODITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We and our affiliates are active participants in the commodities markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more commodities transactions.   In addition, we or one or more of our affiliates expect to hedge our commodity exposure from the securities by entering into commodity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the price of the Reference Underlying and make it less likely that you will receive a positive return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging and trading activities while the value of the securities declines.  We or our affiliates may also engage in trading in instruments linked to the Reference Underlying on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the price of the Reference Underlying. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities.  Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the securities.

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WE AND OUR AFFILIATES AND AGENTS, OR JPMORGAN CHASE & CO. AND  ITS AFFILIATES, MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE PRICE OF THE REFERENCE UNDERLYING TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES — We, our affiliates and agents, and JPMorgan Chase & Co. and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the securities. We, our affiliates and agents, or JPMorgan Chase & Co. and its affiliates, may publish research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by us, our affiliates or agents, or JPMorgan Chase & Co. or its affiliates, may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Reference Underlying to which the securities are linked.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these roles, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. The calculation agent will determine the Contingent Coupon payments, Final Price of the Reference Underlying and Payment at Maturity or payment upon an Automatic Call based on the Closing Price of the Reference Underlying in the market. The calculation agent can postpone the determination of, or use an alternate method to calculate, the Closing Price of the Reference Underlying if a market disruption event occurs on any of the Observation Dates. The determination of a market disruption event by the calculation agent could adversely affect the amount of payment you receive at maturity.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are not debt, with associated contingent coupons. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be materially affected. In addition, as described above under “Tax Consequences,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Historical Information

The following graph sets forth the historical performance of brent crude futures contracts from January 2, 2002 through September 21, 2012. The prices of brent crude futures contracts shown in the graph below are the official settlement prices per barrel of Brent Blend Crude Oil on ICE of the nearby month's futures contract stated in U.S. dollars, as made public by ICE. You can obtain the price of the nearby month’s brent crude futures contract from the Bloomberg page “CO1 <Comdty>.” The price of the nearby month’s brent crude futures contract on September 21, 2012 was $111.42.

We obtained the information below regarding the price of the Reference Underlying from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical performance of the Reference Underlying should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of the Reference Underlying on each Observation Date (including the Final Valuation Date). We cannot give you assurance that the performance of the Reference Underlying will result in the return of any of your initial investment.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and its affiliates, acting as placement agents for the securities, will receive a fee from the Issuer of $10.00 per $1,000 Face Amount of securities.

Validity of Securities

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the securities offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the trustee pursuant to the senior indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of December 30, 2011, filed as an exhibit to our opinion, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and its authentication of the securities and the validity, binding nature and enforceability of the senior indenture with respect to the trustee, all as stated in the letter of such counsel dated December 30, 2011, which has been filed on Form 6-K by the Issuer on December 30, 2011.